Exhibit 99.1

Quintiles 1st Quarter 2015 Results

  $1.35 billion of net new business representing a 1.31 book-to-bill ratio
  8.4% constant currency service revenue growth compared to the first quarter of 2014
  $0.72 diluted adjusted earnings per share representing 5.9% growth compared to the first quarter of 2014 and first quarter GAAP reported diluted earnings per share of $0.68
  Updating full year 2015 service revenue constant currency growth guidance to 7.0% - 8.0% compared to full year 2014 and reaffirming diluted adjusted EPS guidance of $3.02 - $3.13 per share, representing diluted adjusted EPS growth of 12% to 16% compared to full year 2014
  $300 million expansion of existing equity repurchase program

RESEARCH TRIANGLE PARK, N.C.--(BUSINESS WIRE)--April 29, 2015--Quintiles Transnational Holdings Inc. (“Quintiles” or the “Company”) (NYSE: Q) today reported its financial results for the quarter ended March 31, 2015.

For the three months ended March 31, 2015, the Company’s service revenues were $1.03 billion which represents growth of 2.5%, or $24.7 million including an unfavorable foreign currency impact of $59.0 million compared to the same period last year. The Company’s growth in service revenues, excluding the impact of foreign currency fluctuations (“constant currency”), was 8.4% with 29.3% growth in the Integrated Healthcare Services segment and 1.9% growth in the Product Development segment.

Adjusted income from operations was $148.5 million in the first quarter of 2015, representing growth of 4.4% compared to the same period last year. The adjusted income from operations margin was 14.4%, representing 20 basis points of expansion compared to the same period last year, including 110 basis points from favorable currency fluctuations, offset by a change in service revenue and segment contribution mix compared to the same period in 2014. Adjusted net income was $91.2 million and diluted adjusted earnings per share was $0.72 in the quarter ended March 31, 2015.

Reported GAAP income from operations was $143.2 million, reported GAAP net income was $86.4 million and reported GAAP diluted earnings per share was $0.68 for the three months ended March 31, 2015. Reconciliations of the non-GAAP measures, including adjusted income from operations, adjusted net income and diluted adjusted earnings per share to the corresponding GAAP measures are attached to this press release.

Net new business grew 5.6% compared to the same period last year to $1.35 billion representing a book-to-bill ratio of 1.31 in the quarter. At constant currency rates, net new business grew 10.5% compared to the same period last year. The first quarter net new business contributed to an ending backlog of $11.06 billion at March 31, 2015.

“We are pleased with our results for the first quarter,” said Quintiles Chief Executive Officer Tom Pike. “Quintiles’ first-quarter service revenue growth was 8.4% at constant currency. We delivered a greater revenue contribution from our IHS business which experienced service revenue growth of 29.3% at constant currency.”

“As expected, our Product Development segment started the year slower; however, we believe this segment will accelerate in the second half of the year on the back of our more than $11 billion industry-leading backlog,” Pike continued.

The Product Development segment net new business increased 8.1% in the quarter ended March 31, 2015 to $1.09 billion which translates into a book-to-bill ratio of 1.45 for the quarter. At constant currency rates, net new business grew at 11.9% compared to the same period last year. Product Development’s service revenues at constant currency grew 1.9%, or $14.9 million during the first quarter of 2015 compared to the same period last year. At actual foreign exchange rates, Product Development service revenues were $749.5 million, negatively impacted by $36.2 million of unfavorable foreign currency exchange resulting in service revenues declining 2.8% compared to the same period last year. The constant currency revenue growth resulted from volume-related increases in clinical solutions and services in Asia Pacific offset by a decrease in advisory services and the negative impact of cancellations from 2014. The impact of these cancellations is expected to mitigate over the second half of 2015 as new projects from recent net new business wins transition from the project start-up phase into project phases that include higher revenue generating activities. Product Development’s income from operations margin was 20.9% for the first quarter, representing an improvement of 10 basis points compared to the same period last year, including 160 basis points from foreign exchange benefits offset by a change in service revenue mix compared to the same period in 2014, an increase in billable headcount and net compensation costs, and investments associated with some of the Company’s productivity initiatives.

The Integrated Healthcare Services segment net new business decreased 3.5% in the quarter ended March 31, 2015 to $260 million which translates to a book-to-bill ratio of .93. At constant currency rates, net new business grew at 5.3% compared to the same period last year. Integrated Healthcare Services’ service revenues at constant currency grew 29.3% or $68.8 million during the first quarter of 2015 compared to the same period last year, including $19.4 million from the Encore acquisition. At actual foreign exchange rates, Integrated Healthcare Services’ service revenues increased 19.6% to $280.5 million inclusive of the negative impact of $22.8 million from unfavorable foreign currency exchange. The constant currency revenue growth resulted from increases in commercial solutions in Japan and North America, along with growth in real-world and late phase research services. This growth was partially offset by a decline in commercial solutions in Europe due to the conclusion of an agreement to distribute pharmaceutical products in Italy and lower commercial services. Integrated Healthcare Services’ income from operations margin was 6.5% at actual rates including the impact of 30 basis points from unfavorable currency fluctuations. The income from operations margin at constant currency improved 300 basis points compared to the same period last year.

General corporate and unallocated expenses were $26.6 million during the quarter ended March 31, 2015 compared to $27.3 million for the same period last year.

Interest expense was $25.3 million during the quarter ended March 31, 2015 compared to $24.7 million for the same period last year. Interest expense was higher due to an increase in the average debt outstanding.

Other income, net was $2.9 million during the quarter ended March 31, 2015 compared to $4.8 million for the same period last year. Other income, net for the first quarter 2015 included $4.1 million of foreign currency net gains, partially offset by approximately $1.3 million of expense related to the change in fair value of contingent consideration from an acquisition, while the first quarter 2014 included a $5.0 million gain from the sale of marketable equity securities.

The GAAP effective income tax rate was 29.7% for the first quarter of 2015 compared to 30.5% for the same period in 2014.

Equity in earnings of unconsolidated affiliates was $.9 million during the first quarter of 2015 compared to equity in earnings of unconsolidated affiliates of $4.9 million for the same period last year.

Recent Events

On April 28, 2015 the Company's Board of Directors increased the Company’s share repurchase authorization by $300 million for repurchase of the Company's outstanding common stock. The total authorization available for share repurchases is approximately $360 million. The share repurchase program does not obligate the Company to acquire any particular amount of common stock, has no end date, and may be modified, suspended, or discontinued at any time.

Financial Guidance

The Company is updating its full year 2015 constant currency service revenue growth guidance to a range of 7.0% to 8.0% compared to full year 2014. The Company is also reaffirming its diluted adjusted earnings per share guidance range of $3.02 to $3.13 per share, representing growth of 12% to 16% with diluted GAAP earnings per share between $2.89 and $3.03 per share, and its annual effective income tax rate guidance of approximately 29.5%. This financial guidance is based on the end of March foreign currency exchange rates, but does not reflect the potential impact of any future equity repurchases or the impact of the pending clinical laboratory joint venture with Quest Diagnostics.

Webcast & Conference Call Details

Quintiles will host a conference call at 8:00 a.m. EDT today to discuss its first quarter 2015 financial results. To participate, please dial +1 (855) 484-7367 or +1 (631) 259-7541 outside the United States approximately 15 minutes before the scheduled start of the call. The conference call will also be accessible, live via webcast on the Investors section of the Quintiles website at www.quintiles.com/investors. An archived replay of the conference call will be available online at www.quintiles.com/investors after 1:00 p.m. EDT today.

About Quintiles

Quintiles (NYSE: Q), a Fortune 500 company, is the world’s largest provider of biopharmaceutical development and commercial outsourcing services. With a network of more than 33,000 employees conducting business in approximately 100 countries, we helped develop or commercialize all of 2014’s top-75 best-selling drugs on the market. Quintiles applies the breadth and depth of our service offerings along with extensive therapeutic, scientific and analytics expertise to help our customers navigate an increasingly complex healthcare environment as they seek to improve efficiency and effectiveness in the delivery of better healthcare outcomes. To learn more about Quintiles, please visit www.quintiles.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements reflect, among other things, the Company’s current expectations and anticipated results of operations, all of which are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements, market trends or industry results to differ materially from those expressed or implied by such forward-looking statements. Therefore, any statements contained herein that are not statements of historical fact may be forward-looking statements and should be evaluated as such. Without limiting the foregoing, the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “should,” “guidance,” “targets,” “will” and the negative thereof and similar words and expressions are intended to identify forward-looking statements. Actual results may differ materially from the Company’s expectations due to a number of factors, including, but not limited to, that most of the Company’s contracts may be terminated on short notice, and that the Company may be unable to maintain large customer contracts or to enter into new contracts; the Company may under-price its contracts, overrun its cost estimates, or fail to receive approval for or experience delays in documenting change orders; the historical indications of the relationship of backlog to revenues may not be indicative of their future relationship; the Company may be unable to maintain information systems or effectively update them; customer or therapeutic concentration could harm the Company’s business; the Company’s business is subject to risks associated with international operations, including economic, political and other risks such as compliance with a myriad of laws and regulations, complications from conducting clinical trials in multiple countries simultaneously and changes in exchange rates; the Company may be unable to successfully identify, acquire and integrate businesses, services and technologies; and the Company has substantial indebtedness and may incur additional indebtedness in the future, which could adversely affect the Company’s financial condition. For a further discussion of the risks relating to the Company’s business, see the “Risk Factors” in Quintiles’ annual report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC, as such factors may be amended or updated from time to time in Quintiles’ subsequent periodic filings with the SEC, which are accessible on the SEC's website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in Quintiles’ filings with the SEC. The Company assumes no obligation to update any such forward-looking statement after the date of this release, whether as a result of new information, future developments or otherwise.

Use of Non-GAAP Financial Measures

This press release includes adjusted EBITDA, adjusted income from operations, adjusted income from operations margin, adjusted net income and diluted adjusted earnings per share, each of which is a financial measure not prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). Management believes that these non-GAAP measures provide useful supplemental information to management and investors regarding the underlying performance of the Company’s business operations and are more indicative of core operating results as they exclude certain items whose fluctuations from period-to-period do not necessarily correspond to changes in the core operations of the business. These non-GAAP measures are performance measures only and are not measures of the Company’s cash flows or liquidity, nor are they alternatives for measures of financial performance prepared in accordance with GAAP and may be different from similarly titled non-GAAP measures used by other companies. Investors and potential investors are encouraged to review the reconciliations of the non-GAAP financial measures to their most directly comparable GAAP measures attached to this press release.

Internet Posting of Information: The Company routinely posts information that may be important to investors in the 'Investors' section of the Company’s website at www.Quintiles.com. The Company encourages investors and potential investors to consult the Company’s website regularly for important information about the Company.

Click here to subscribe to Mobile Alerts for Quintiles.

QUINTILES TRANSNATIONAL HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

			Three Months Ended
			March 31,
			2015	2014

Service revenues			$1,029,974	$1,005,288
Reimbursed expenses			317,619	302,558
Total revenues			1,347,593	1,307,846
Costs of revenue, service costs			661,827	643,722
Costs of revenue, reimbursed expenses			317,619	302,558
Selling, general and administrative			219,606	219,242
Restructuring costs			5,324	1,008
Income from operations			143,217	141,316
Interest income			(870)	(1,255)
Interest expense			25,340	24,703
Other (income) expense, net			(2,861)	(4,844)
Income before income taxes and equity in
earnings of unconsolidated affiliates			121,608	122,712
Income tax expense			36,088	37,389
Income before equity in earnings
of unconsolidated affiliates			85,520	85,323
Equity in earnings of unconsolidated affiliates			911	4,891
Net income			86,431	90,214
Net income attributable to noncontrolling interests			(33)	(31)
Net income attributable to Quintiles
Transnational Holdings Inc.			$86,398	$90,183
Earnings per share attributable to common shareholders:
Basic			$0.69	$0.69
Diluted			$0.68	$0.68
Weighted average common shares outstanding:
Basic			124,504	129,898
Diluted			127,454	133,040

QUINTILES TRANSNATIONAL HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

			March 31,	December 31,
			2015	2014
			(unaudited)
ASSETS
Current assets:
Cash and cash equivalents			$779,068	$867,358
Restricted cash			2,741	2,882
Trade accounts receivable and unbilled services, net			1,006,425	975,255
Prepaid expenses			59,834	44,628
Deferred income taxes			117,933	118,515
Income taxes receivable			44,156	45,357
Other current assets and receivables			88,666	92,088
Total current assets			2,098,823	2,146,083
Property and equipment, net			179,490	190,297
Investments in debt, equity and other securities			34,226	34,503
Investments in and advances to unconsolidated affiliates			34,935	31,508
Goodwill			462,991	464,434
Other identifiable intangibles, net			270,535	280,243
Deferred income taxes			35,635	35,972
Deposits and other assets			120,016	122,792
Total assets			$3,236,651	$3,305,832
LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued expenses			$722,871	$842,387
Unearned income			527,684	543,305
Income taxes payable			36,866	55,694
Current portion of long-term debt and obligations
held under capital leases			5,940	826
Other current liabilities			27,336	29,688
Total current liabilities			1,320,697	1,471,900
Long-term debt and obligations held under
capital leases, less current portion			2,288,229	2,292,491
Deferred income taxes			58,947	61,797
Other liabilities			181,085	183,656
Total liabilities			3,848,958	4,009,844
Commitments and contingencies
Shareholders’ deficit:
Common stock and additional paid-in capital,
300,000 shares authorized, $0.01 par value,
124,950 and 124,129 shares issued and outstanding
at March 31, 2015 and December 31, 2014, respectively			178,966	143,828
Accumulated deficit			(702,400)	(788,798)
Accumulated other comprehensive loss			(88,953)	(59,091)
Deficit attributable to Quintiles Transnational
Holdings Inc.’s shareholders			(612,387)	(704,061)
Noncontrolling interests			80	49
Total shareholders’ deficit			(612,307)	(704,012)
Total liabilities and shareholders’ deficit			$3,236,651	$3,305,832

QUINTILES TRANSNATIONAL HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

			Three Months Ended
			March 31,
			2015	2014
Operating activities:
Net income			$86,431	$90,214
Adjustments to reconcile net income to cash
used in operating activities:
Depreciation and amortization			30,329	29,088
Amortization of debt issuance costs and discount			1,677	1,595
Share-based compensation			9,574	7,221
Earnings from unconsolidated affiliates			(911)	(4,891)
Loss (gain) on investments, net			5	(5,268)
Benefit from deferred income taxes			(884)	(1,587)
Excess income tax benefits from share-based award activities			(9,077)	(5,840)
Change in operating assets and liabilities:
Change in accounts receivable, unbilled services
and unearned income			(63,460)	(51,018)
Change in other operating assets and liabilities			(118,016)	(87,951)
Net cash used in operating activities			(64,332)	(28,437)
Investing activities:
Acquisition of property, equipment and software			(16,432)	(17,706)
Proceeds from sale of equity securities			—	5,861
Investments in and advances to unconsolidated
affiliates, net of payments received			(2,542)	(1,224)
Other			666	(910)
Net cash used in investing activities			(18,308)	(13,979)
Financing activities:
Payment of debt issuance costs
Repayment of debt and principal payments			(19)	—
on capital lease obligations			(1,210)	(334)
Stock issued under employee stock purchase and option plans			18,494	5,916
Payroll taxes remitted on repurchase of stock options			—	(8,415)
Excess income tax benefits from share-based award activities			9,077	5,840
Net cash provided by financing activities			26,342	3,007
Effect of foreign currency exchange rate changes on cash			(31,992)	2,647
Decrease in cash and cash equivalents			(88,290)	(36,762)
Cash and cash equivalents at beginning of period			867,358	778,143
Cash and cash equivalents at end of period			$779,068	$741,381

QUINTILES TRANSNATIONAL HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED SEGMENT OPERATIONS
(in thousands)
(unaudited)

			Three Months Ended
			March 31,
			2015	2014

Service revenues
Product Development			$749,529	$770,828
Integrated Healthcare Services			280,445	234,460
Total service revenues			1,029,974	1,005,288

Costs of revenue, service costs
Product Development			437,422	450,483
Integrated Healthcare Services			224,405	193,239
Total costs of revenue, service costs			661,827	643,722

Selling, general and administrative
Product Development			155,108	159,685
Integrated Healthcare Services			37,922	32,276
General corporate and unallocated			26,576	27,281
Total selling, general and administrative			219,606	219,242

Income from operations
Product Development			156,999	160,660
Integrated Healthcare Services			18,118	8,945
General corporate and unallocated			(26,576)	(27,281)
Restructuring costs			(5,324)	(1,008)
Total income from operations			$143,217	$141,316

QUINTILES TRANSNATIONAL HOLDINGS INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(in thousands, except per share data)
(unaudited)

			Three Months Ended
			March 31,
			2015	2014
Adjusted EBITDA
Net income attributable to Quintiles Transnational Holdings Inc.			$86,398	$90,183
Net income attributable to noncontrolling interests			33	31
Interest expense, net			24,470	23,448
Income tax expense			36,088	37,389
Depreciation and amortization			30,329	29,088
Restructuring costs			5,324	1,008
Other income, net			(2,861)	(4,844)
Equity in earnings of unconsolidated affiliates			(911)	(4,891)
Adjusted EBITDA			$178,870	$171,412

Adjusted Income from Operations
Income from operations, as reported			$143,217	$141,316
Restructuring costs			5,324	1,008
Adjusted income from operations			$148,541	$142,324

Adjusted Net Income
Net income attributable to Quintiles Transnational Holdings Inc.			$86,398	$90,183
Restructuring costs			5,324	1,008
Adjustment to estimated contingent consideration			1,287	(82)
Tax effect of adjustments (1)			(1,773)	(247)
Adjusted net income			$91,236	$90,862

Diluted weighted average common shares outstanding			127,454	133,040
Diluted adjusted earnings per share			$0.72	$0.68

(1) The tax effect of adjustments was based on the income tax rate of the respective transactions, which was 38.5%, with the exception of i)
restructuring costs which were tax effected at 33.3% and 24.5% during the three months ended March 31, 2015 and 2014, respectively and ii)
contingent consideration which is not tax effected as it represents a permanent difference between book and tax income.

QUINTILES TRANSNATIONAL HOLDINGS INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES (Continued)
(in millions, except per share data)
(unaudited)

Reconciliation of GAAP to Non-GAAP Full Year 2015 Guidance
			Diluted Adjusted
	Adjusted Net Income		Earnings Per Share
	Low	High	Low	High
Net income attributable to Quintiles and diluted earnings per share	$370	$388	$2.89	$3.03
Restructuring costs	23	18	0.18	0.14
Adjustment to estimated contingent consideration	1	1	0.01	0.01
Tax effect of adjustments (1)	(8)	(6)	(0.06)	(0.05)
Adjusted net income and diluted adjusted earnings per share	$386	$401	$3.02	$3.13

(1) Restructuring costs are tax effected at approximately 34.0%.

CONTACT:
Quintiles
Phil Bridges, Media Relations (phil.bridges@quintiles.com)
+ 1.919.998.1653 (office) +1.919.457.6347 (mobile)
Karl Deonanan, Investor Relations (InvestorRelations@quintiles.com)
+1.919.998.2789